Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Preston Romm	Kirsten Garvin
Chief Financial Officer	Director of Investor Relations
Tel: 760-931-5500	Tel: 760-476-3811
Email: investors@dothill.com	Email: kirsten.garvin@dothill.com

Dot Hill Reports Third Quarter 2004 Results

Results In Line with Guidance, Gross Profit Percentage Improves

CARLSBAD, Calif. – October 27, 2004 – Dot Hill Systems Corp. (NASDAQ:HILL) today announced financial results for the third quarter ended September 30, 2004. Net revenue was $57.0 million for the third quarter of 2004, compared to $51.0 million for the third quarter of 2003, and $69.6 million for the second quarter of 2004. This revenue figure was within the guidance range the company released in July 2004.

Net income for the third quarter of 2004 was $3.6 million, or $0.08 per share on a fully diluted basis. This compares to third quarter 2003 net income of $4.3 million or $0.11 per share on a fully diluted basis, and second quarter 2004 net income of $6.0 million or $0.13 per share on a fully diluted basis. On a pro forma basis, net income for the third quarter of 2004 was $4.4 million or $0.10 per share on a fully diluted basis compared to second quarter 2004 net income of $6.7 million or $0.15 per share on a fully diluted basis. These figures also are within the guidance range that the company set in July 2004. A table reconciling generally accepted accounting principles and pro forma net income, gross profit percentage and fully diluted earnings per share is provided below.

Gross profit for the third quarter of 2004 increased to 27.3 percent as compared to third quarter 2003 gross profit of 24.0 percent, and second quarter 2004 gross profit of 24.6 percent. This represents an improvement of 330 basis points year over year, and 270 basis points quarter over quarter. On a pro forma basis, gross profit for the three months ended September 30, 2004 improved 220 basis points to 28.3 percent as compared to the second quarter of 2004.

“Dot Hill’s third quarter revenue figures were affected by lower than anticipated sales of our new Serial ATA product,” said James Lambert, Dot Hill’s chief executive officer. “However, we were able to improve our gross profit nearly 270 basis points through product mix and cost reductions. We also posted our eighth consecutive quarter of year-over-year revenue growth. This is particularly encouraging as Dot Hill has been able to sustain a path of positive revenue growth through economically challenging times and technology sector declines.

“Dot Hill’s acquisition of Chaparral, which took place in February, has furthered the company’s technological capabilities. The integration and upgrade of the Chaparral controller into Dot Hill’s SANnet systems is on schedule and continuing smoothly. We expect to release the integrated system to our customers in 2005.”

“Based on our current visibility and taking into account the challenges that many technology companies currently face, we are setting guidance for the fourth quarter of 2004 for net revenue targeted in the range of $60 to $64 million and net income per share targeted in the range of $0.09 to $0.11 on a fully diluted basis and a range of $0.10 to $0.12 on a pro forma basis,” said Preston Romm, Dot Hill’s chief financial officer. “At the end of the quarter, cash, cash equivalents and short-term investments were $114.6 million, a decrease of $10.7 million from the end of the second quarter of 2004. This decrease was due to the repayment of a $7.2 million note and related interest that was assumed in connection with the acquisition of Chaparral, and an increase in payment terms from our largest customer.”

Dot Hill’s third quarter 2004 financial results conference call is scheduled to take place today at 12:00 p.m. ET. Please join us for a live audio Webcast at www.dothill.com in the Investor Relations section. If you prefer to join via telephone, please dial 800-295-3991 (U.S.) or 617-614-3924 (International) at least five minutes prior to the start of the call and enter passcode 43120369. A replay of the Webcast will be available on the Dot Hill Web site following the conference call. For a telephone replay, dial 888-286-8010 (U.S.) or 617-801-6888 (International) and enter passcode 20852894.

Dot Hill Systems Corp. is a leader in the innovative design and delivery of storage networking solutions to channel partners worldwide. Its products include the SANnet® II family of storage systems, RIO Xtreme™ storage solutions, SANscape® storage management software, SANpath® storage networking software and professional training, support and service. For more information, visit Dot Hill on the web at www.dothill.com.

Dot Hill, the Dot Hill logo, SANnet, SANpath, SANscape, RIVA and RIO Xtreme are trademarks of Dot Hill Systems Corp. All other products and names mentioned herein are trademarks or registered trademarks of their respective owners.

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include statements regarding: Dot Hill’s targeted financial results for the fourth quarter of 2004; future gross profit; the successful integration and upgrade of Chaparral’s technology into Dot Hill’s products; Dot Hill’s technological capabilities; and the launch dates of new products. The risks that contribute to the uncertain nature of the forward-looking statements include, among other things: the risk that one or more of Dot Hill’s OEM or other customers may cancel or reduce orders, not order as forecasted or terminate their agreements with Dot Hill; the risk that Dot Hill’s new products may not prove to be popular; the risk that one or more of Dot Hill’s suppliers or subcontractors may fail to perform or may terminate their agreements with Dot Hill; unforeseen technological, intellectual property, personnel or engineering issues; and the additional risks set forth in the forms 8-K, 10-K and 10-Q most recently filed by Dot Hill. All forward-looking statements contained in this press release speak only as of the date on which they were made. Dot Hill undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

DOT HILL SYSTEMS CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE OPERATIONS

(Unaudited - in thousands, except per share information)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2004	2003	2004
Net Revenue	$50,979	$56,966	$129,928	$175,351
Cost of Goods Sold	38,766	41,439	102,166	129,204

Gross Profit	12,213	15,527	27,762	46,147

Operating Expenses:
Sales and marketing	3,454	4,571	10,266	13,809
Research and development	2,795	4,983	7,692	14,088
General and administrative	1,851	2,709	4,921	7,327
Restructuring expenses	—	7	—	(384)
In-process research and development				4,700

Total operating expenses	8,100	12,270	22,879	39,540

Operating Income	4,113	3,257	4,883	6,607

Other Income (Expense):
Interest income	133	421	256	1,427
Interest expense	(16)	(69)	(86)	(355)
Gain on foreign currency transactions, net	6	98	309	252
Other income, net	70	72	50	52
Total other income, net	193	522	529	1,376
Income Before Income Taxes	4,306	3,779	5,412	7,983

Income Tax Expense	(37)	(151)	(48)	(243)
Net Income	$4,269	$3,628	$5,364	$7,740

Net Income Attributable to Common Stockholders:
Net income	$4,269	$3,628	$5,364	$7,740
Dividends on preferred stock	—	—	(141)	—

Net income attributable to common stockholders	$4,269	$3,628	$5,223	$7,740

Net Income Per Share:
Basic	$0.13	$0.08	$0.17	$0.18
Diluted	$0.11	$0.08	$0.15	$0.17

Weighted Average Shares Used to Calculate Net Income Per Share:
Basic	33,723	43,511	30,692	43,403
Diluted	37,891	46,188	35,081	46,489

Comprehensive Operations:
Net income	$4,269	$3,628	$5,364	$7,740
Foreign currency translation adjustments	233	17	56	18
Net unrealized gain (loss) on short-term investments	(44)	94	(60)	(284)
Comprehensive income	$4,458	$3,739	$5,360	$7,474

DOT HILL SYSTEMS CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited - in thousands, except per share information)

	December 31, 2003	September 30, 2004

ASSETS
Current Assets:
Cash, cash equivalents and short-term investments	$191,545	$114,647
Accounts receivable, net of allowance of $467 and $569	14,558	37,809
Inventories	3,158	3,684
Prepaid expenses and other	1,836	2,713
Total current assets	211,097	158,853

Property and equipment, net	4,791	8,514
Goodwill	—	57,111
Other intangibles	—	8,441
Other assets	2,555	1,039

Total assets	$218,443	$233,958

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$24,533	$31,649
Accrued compensation	4,459	2,758
Accrued expenses	2,052	3,727
Deferred revenue	1,028	856
Income taxes payable	1,005	927
Current portion of restructuring accrual	370	143
Total current liabilities	33,447	40,060

Restructuring accrual, net of current portion	554	107
Borrowings under lines of credit	247	193
Other long-term liabilities	62	883

Total liabilities	34,310	41,243

Stockholders’ Equity:
Preferred stock, $0.001 par value, 10,000 shares authorized, 0 shares issued and outstanding	—	—
Common stock, $0.001 par value, 100,000 shares authorized, 43,307 and 43,597 shares issued and outstanding at December 31, 2003 and September 30, 2004, respectively	43	44
Additional paid-in capital	275,827	276,919
Deferred compensation	(28)	(13)
Accumulated other comprehensive loss	(263)	(529)
Accumulated deficit	(91,446)	(83,706)
Total stockholders’ equity	184,133	192,715

Total liabilities and stockholders’ equity	$218,443	$233,958

Reconciliation of Differences Between GAAP and Pro Forma Financial Measures

We may from time to time discuss this quarter’s performance using the pro forma financial measures presented below. The following table provides a reconciliation of the differences between the pro forma financial measures presented below and the most directly comparable financial measures calculated and presented in accordance with GAAP.

	Three Months Ended
	9/30/03	9/30/04	6/30/04

GAAP Net Income	$4,269	$3,628	$5,995
Add back:
Amortization of intangible assets	—	730	738
Write-off of discontinued inventory	—	—	376
Reversal of restructuring accrual	—	—	(383)

Net income, adjusted for the items above	$4,269	$4,358	$6,726

	Three Months Ended
	9/30/03	9/30/04	6/30/04

GAAP Gross Profit Percentage	24.0%	27.3%	24.6%
Add back:
Amortization of intangible assets	—	1.0%	1.0%
Write-off of discontinued inventory	—	—	0.5%

Gross Profit Percentage, adjusted for the items above	24.0%	28.3%	26.1%

	Three Months Ended
	9/30/03	9/30/04	6/30/04

GAAP Diluted earnings per share	$0.11	$0.08	$0.13
Add back:
Amortization of intangible assets	—	0.02	0.02
Write-off of discontinued inventory	—	—	0.01
Reversal of restructuring accrual	—	—	(0.01)

Diluted earnings per share, adjusted for the items above	$0.11	$0.10	$0.15

The pro forma measures provided above, which remove the related expense resulting from the amortization of intangible assets with finite lives (acquired in connection with the acquisition Chaparral), the write-off of discontinued NAS inventory and the impact of reversing of a portion of our restructuring accrual related to our former New York office from the most directly comparable GAAP measures, are included as an additional clarifying item to aid readers of the financial statements in further understanding our quarterly performance and the impact that certain items and events had on the financial results. The pro forma financial measures provided above should not be considered as a substitute for, or superior to, the measures of financial performance prepared in accordance with GAAP.

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